EXHIBIT 23.1
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                          INDEPENDENT AUDITORS' CONSENT
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The Board of Directors
CenturyTel, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-67815) on Form S-8 of CenturyTel, Inc. of our report dated June 6, 2003, relating to the statements of net assets available for benefits of CenturyTel, Inc. Dollars and Sense Plan as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002, and related financial statement schedules as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of CenturyTel, Inc. Dollars and Sense Plan.


KPMG LLP

/s/ KPMG LLP

Shreveport, Louisiana
June 26, 2003

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